UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2005 (November 1, 2005)

ARGONAUT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14950	95-4057601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

(Address of Principal executive offices, including Zip Code)

(210) 321-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Audit Committee Compensation. On November 1, 2005, the Compensation Committee of the Company’s Board of Directors determined that the Company should increase compensation for Audit Committee members in view of the increased duties imposed by the Sarbanes-Oxley Act of 2002. Accordingly, the Compensation Committee approved an increase in the annual retainer for the chair of the Audit Committee from $30,000 to $40,000 and authorized payment of an attendance fee of $1,000 per meeting for all Audit Committee members retroactive to January 1, 2005.

Equity Ownership Guidelines. Consistent with the Company’s commitment to sound corporate governance principles, the Compensation Committee of the Board of Directors adopted stock ownership guidelines for directors and officers effective November 1, 2005. The guidelines are intended to function as an important part of the Company’s executive and director compensation programs and further align the economic interests of the Company’s executives and directors with those of its shareholders. The guidelines apply to all non-employee directors and all executives participating in the Company’s annual incentive award program.

Pursuant to the guidelines, each non-employee director will be required to hold equity in the Company with a value equal to or greater than $150,000. Executives participating in the annual incentive award program must hold equity with a value equal to or greater than each participant’s base salary multiplied by the factor shown below:

AGII Chief Executive Officer	5.00x
AGII Chief Operating Officer	2.50x
Operating Company President	2.00x
AGII Senior Vice President	2.00x
Operating EVP & SVP, AGII VP & AVP	0.50x
All other participants	0.25x

For purposes of the guidelines, equity includes 1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans, 2) vested or unvested shares of restricted common stock, 3) the net value, expressed in shares of common stock, of any vested stock options and 4) the net value, expressed in shares of common stock, of any other vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans.

The Company will measure compliance with the guidelines as of the first business day of the second quarter for each year. Current directors shall have four (4) years from the effective date of the guidelines to come into compliance. New directors are expected to be in compliance within four (4) years from the date of their election or appointment to the Board. Current executives shall have five (5) years from the effective date of the guidelines to come into compliance. New executives must come into compliance within five (5) years from the date on which they became participants in the Company’s annual incentive award program. In the event that an executive is promoted to a level which requires additional equity holdings based on a higher multiplier of base salary under these guidelines, the executive shall have an additional two years to come into compliance as to the additional equity holdings only.

The Compensation Committee of the Board of Directors may modify or suspend the guidelines on a case by case basis where unforeseen circumstances would make compliance with the guidelines impracticable, impossible or unduly burdensome.

Deferred Compensation Plan for Non-Employee Directors. In furtherance of the Equity Ownership Guidelines, the Compensation Committee determined that it would be beneficial to institute a fee deferral plan that encourages stock ownership by providing non-employee directors with a means to defer certain director fees through a non-funded and non-qualified deferred compensation plan tied to the value of the Company’s stock. On November 1, 2005, the Compensation Committee of the Board of Directors gave preliminary approval for implementation of a deferred compensation plan for non-employee directors (the “Plan”) pending drafting and adoption of formal plan documents. The Plan will provide directors with the economic equivalent of stock ownership, although no shares of the Company’s common stock will be issued or reserved for future issuance in connection with the Plan.

Under the proposed plan, deferred fees will be converted into “Stock Units” based on the fair market value of the Company’s common stock as determined by the average NASDAQ trading price on the date of deferral. Stock Units will be credited as a bookkeeping entry to the director’s “Stock Unit Account.” Thereafter, the value of the Stock Units will fluctuate based on the market price of the Company’s common stock. Stock Units may not be transferred or sold and they do not provide any voting or other shareholder rights. Stock Unit Accounts will be credited with additional Stock Units whenever dividends are paid on the Company’s common stock, calculating the number of additional Stock Units based on the market price of the common stock on the date the dividend was declared. The cash value of the Stock Units in each director’s Stock Unit Account shall be payable to each director six months after their service on the Board of Directors ends or, in the event of a change in control of the Company, as of the date of the change in control.

The proposed Plan will provide each non-employee director with credit of an initial bookkeeping entry for 1,333 Stock Units. At present, no other director fees have been designated by the Compensation Committee as eligible for deferral into the proposed Plan. Specific terms and conditions under which non-employee directors may elect to defer payment of certain director fees will be approved and reflected in the proposed Plan prior to adoption.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2005

ARGONAUT GROUP, INC.

/s/ Craig S. Comeaux
By:	Craig S. Comeaux
Its:	Secretary

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